Free Writing Prospectus

Dated September 14, 2011

Filed Pursuant to Rule 433(d)

Registration No. 333-174975

Registration No. 333-174975-01

PXG DETAILS $650MM CARMAX 2011-2 (Auto Loans)

JOINT LEADS:     JPM    , BOA,     WELLS

CLASS A CO-MANAGERS:     BARC,     RBC,     SCOTIA

Cls	$Size(mm	)	WAL	F/M	L.FIN	PXING	%	CPN	PX
A1	108.000		0.24	F1+/P-1	09/12	IL-3	0.31107	0.31107	100.00000
A2	213.000		1.05	AAA/Aaa	09/14	EDSF+17	0.690	0.68	99.99058
A3	166.000		2.23	AAA/Aaa	12/15	IS+35	0.914	0.91	99.99501
A4	128.222		3.46	AAA/Aaa	02/17	IS+58	1.362	1.35	99.97246
B	12.026		3.90	AA/Aa2	04/17	IS+120	2.093	2.08	99.98532
C	14.951		3.90	A/A2	06/17	IS+175	2.643	2.62	99.96835
D	7.801		3.90	BBB/Baa2	03/18	IS+275	3.643	3.61	99.97955

EXPECTED PRICING	: PRICED

EXPECTED SETTLEMENT	: September 22, 2011

PRICING SPEED	: 1.30% ABS @ 10% clean-up call

OFFERING TYPE	: Public

MIN DENOMS	: 5K X 1K

ERISA ELIGIBLE	: Yes

BBERG TICKER	: CARMX 11-2

BILL & DELIVER	: J.P. Morgan

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.